Exhibit 21.1

SUBSIDIARIES OF GASLOG LTD.

Name of Subsidiary	Jurisdiction of Incorporation

Gaslog Investments Ltd.	BVI
GasLog Monaco S.A.M.	Monaco
GasLog LNG Services Ltd.	Bermuda
GasLog LNG Employee Incentive Scheme Ltd.	Bermuda
GasLog Carriers Ltd.	Bermuda
GAS-one Ltd.	Bermuda
GAS-two Ltd.	Bermuda
GAS-three Ltd.	Bermuda
GAS-four Ltd.	Bermuda
GAS-five Ltd.	Bermuda
GAS-six Ltd.	Bermuda
GAS-seven Ltd.	Bermuda
GAS-eight Ltd.	Bermuda
GAS-nine Ltd.	Bermuda
GAS-ten Ltd.	Bermuda
GasLog Shipping Company Ltd.	Bermuda
Gaslog Shipping Limited	BVI
GasLog Services Limited	Cyprus